Exhibit 4.4

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH APPLICABLE LAW.

SECOND AMENDED AND RESTATED

WARRANT TO PURCHASE STOCK

Corporation:	SendGrid, Inc.
Number of Shares:	54,269
Class of Stock:	Series B Preferred
Initial Exercise Price:	$2.764 per share
Original Issue Date:	June 27, 2013
Amendment Date:	May 16, 2014
Second Amendment Date:	May 8, 2017
Expiration Date:	June 27, 2023

THIS SECOND AMENDED AND RESTATED WARRANT CERTIFIES THAT, for good and valuable consideration, the receipt of which is hereby acknowledged, PACWEST BANCORP or its assignee (“Holder”) is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the “Shares”) of the corporation (the “Company”) at the initial exercise price per Share (the “Warrant Price”) all as set forth above and as adjusted pursuant to Article 2 or this warrant, subject to the provisions and upon the terms and conditions set forth in this warrant,

This warrant amends and restates in its entirety that certain Amended and Restated Warrant to Purchase Stock issued by the Company to the Holder on June 27, 2013, and amended and restated as of the Amendment Date (the “Original Warrant”), in order to reflect (a) adjustments to the Number of Shares and (b) the transfer of the Original Warrant to Square 1 Financial, Inc. and subsequent assignment by operation of law of the Original Warrant to PacWest Bancorp and replaces and supersedes the Original Warrant in its entirety.

ARTICLE 1

EXERCISE

1.1          Method of Exercise. Holder may exercise this warrant by delivering this warrant and a duly executed Notice of Exercise in substantially the form attached hereto as Appendix I to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check for the aggregate Warrant Price for the Shares being purchased.

1.2          Conversion Right. In lieu of exercising this warrant as specified in Section 1.1, Holder may from time to time convert this warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this warrant minus the aggregate Warrant Price of such Shares (or zero if the foregoing is less than zero) by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Section 1.3. Upon conversion of the warrant in whole pursuant to this Section 1.2, this warrant shall terminate and be of no further force or effect.

1.3          Fair Market Value. If the Shares are traded regularly in a public market, the Fair market value of the Shares shall be the closing price of the Shares (or the closing price of the Company’s stock into which the Shares are convertible) reported for the business day immediately before Holder delivers its Notice of Exercise to the Company; provided, however, that in the event that this warrant is exercised pursuant to Section 1.2 in connection with the Company’s initial public offering of its common stock, the fair market value of the Shares shall be the product of (i) the per share offering price to the public of the Company’s initial public offering, and (ii) the number of shares of common stock into which each Shure is convertible at the time of such exercise. If the Shares are not regularly traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment.

1.4          Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this warrant has not been fully exercised or converted and has not expired, a new warrant representing the Shares not so acquired.

1.5          Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this warrant, the Company at its expense shall execute and deliver, in lieu of this warrant, a new warrant of like tenor.

1.6          Repurchase on Sale, Merger, or Consolidation of the Company.

1.6.1       “Acquisition.” For the purpose of this warrant, “Acquisition” means (a) any sale, license, or other disposition of all or substantially all of the assets (including intellectual property) of the Company, or (b) any reorganization, consolidation, merger or sale of the voting securities of the Company or any other transaction where the holders of the Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction; provided, however, that neither of the following shall be considered an Acquisition: (x) a merger effected exclusively for the purpose of changing the domicile of the Company and (y) a bona fide equity financing in which the Company is the surviving Company and where the consideration received by the Company is cash, the cancellation or conversion of indebtedness, or a combination of both.

1.6.2       Assumption of Warrant. If upon the closing of any Acquisition the successor entity assumes the obligations of this warrant, then this warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price shall be adjusted accordingly.

The Company shall use reasonable efforts to cause the surviving corporation to assume the obligations of this warrant.

1.6.3       Nonassumption. If upon the closing of any Acquisition the successor entity does not assume the obligations of this warrant and Holder has not otherwise exercised this warrant in full, then Holder shall be deemed to have been automatically converted in whole pursuant to Section 1.2 and thereafter Holder shall participate in the Acquisition on the same terms as other holders of the same class of securities of the Company.

ARTICLE 2

ADJUSTMENTS TO THE SHARES

2.1          Stock Dividends, Splits, Etc. If after the Amendment Date the Company declares or pays a dividend on its Series B Preferred Stock payable in Series B Preferred stock, or other securities, or subdivides the outstanding Series B Preferred Stock into a greater amount of Series B Preferred Stock, then upon exercise of this warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

2.2          Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this warrant after the Amendment Date, Holder shall be entitled to receive, upon exercise or conversion of this warrant, the number and kind of securities and property that Holder would have received for the Shares if this warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s then in effect Certificate of Incorporation (the “Certificate of Incorporation”) upon the closing of a registered public offering of the Company’s common stock, The Company or its successor shall promptly issue to Holder a new warrant for such new securities or other property, The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3          Adjustments for Combinations, Etc. If after the Amendment Date the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased. If after the Amendment Date the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a greater number of shares, the Warrant Price shall be proportionately decreased.

2.4          Adjustments for Diluting Issuances. In the event of the issuance (a “Diluting Issuance”) by the Company after the Amendment Date of securities at a price per share that results in the adjustment of the Conversion Price (as defined in the Certificate of Incorporation)

of the Series B Preferred Stock in accordance with the terms of the Certificate of Incorporation, and such adjustment has not otherwise been waived by the requisite stockholders, then the number of shares of common stock issuable upon conversion of the Shares shall be adjusted in accordance with the Certificate of Incorporation,

2.5          Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, Furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

2.6          Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of the warrant and the Number of Shares to be issued shall be rounded down to the nearest whole Share. IF a fractional share interest arises upon any exercise or conversion of the warrant, the Company shall eliminate such fractional share interest by paying Holder the amount computed by multiplying the fractional interest by the fair market value of a full Share.

ARTICLE 3

REPRESENTATIONS AND COVENANTS OF THE COMPANY

3.1          Representations and Warranties. The Company hereby represents and warrants to the Holder as follows:

(a)           The initial Warrant Price referenced on the first page of this warrant is not greater than the price per share at which the Company most recently sold shares of its Series B Preferred Stock to investors.

(b)           All Shares which may be issued upon the exercise of the purchase right represented by this warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(c)           The Company’s capitalization table delivered to Holder as of the Second Amendment Date is true and complete as of the Second Amendment Date.

3.2          Notice of Certain Events. The Company shall provide Holder with not less than 10 days prior written notice, including a description of the material facts surrounding, any of the following events: (a) declaration of any dividend or distribution upon its Series B Preferred Stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) offering for subscription pro rata to all of the holders of the Series B Preferred Stock or the stock into which the Series B Preferred Stock is convertible any additional shares of stock of any class or series or other rights; (c) effecting any reclassification or recapitalization of the Series B Preferred Stock or the stock into which the Series B Preferred Stock is convertible; or (d) an Acquisition or liquidation, dissolution or winding up of the Company.

3.3          Information Rights. So long as the Holder holds this warrant and/or any of the Shares, the Company shall deliver to the Holder (a) promptly after mailing, copies of all communiques to the shareholders of the Company, (b) within one hundred eighty (180) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing and (c) within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company’s quarterly, unaudited financial statements. All information received by Holder pursuant to this Section 3.3 shall be subject to the restrictions set forth in Section 8.4 of that certain Amended and Restated Shareholders Agreement, dated as of January 10, 2012, by and among the Company and certain of its stockholders, as it may be amended from time to time (the “Shareholders Agreement”),

3.4          Registration Under Securities Act of 1933, as amended. The Company agrees that the Shares or, if the Shares are convertible into common stock of the Company, such common stock, shall be “Registrable Securities”, and Holder shall be a “Holder” under the Amended and Restated Registration Rights Agreement among the Company and other persons dated as of January 10, 2012, as it may be amended from time to time (the “IRA”).

3.5          No Stockholder Rights Prior to Exercise. Prior to exercise pursuant to Article 1, this warrant in and of itself shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.

ARTICLE 4

REPRESENTATIONS AND COVENANTS OF HOLDER

With respect to the acquisition of this warrant and any of the Shares, Holder hereby represents and warrants to, and agrees with, the Company as follows:

4.1          Purchase Entirely for Own Account. This warrant is issued to Holder in reliance upon Holder’s representation to the Company that this warrant and the Shares will be acquired for investment for Holder’s, or its affiliates, own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof other than to an affiliate, and that Holder has no present intention of selling, granting any participation in, or otherwise distributing the same other than to an affiliate. By executing this warrant, Holder further represents that Holder does not have any contract, undertaking, agreement or arrangement with any person, other than an affiliate, to sell, transfer or grant participations to such person or to any third person with respect to any of the Shares.

4.2          Reliance upon Holder’s Representations. Holder understands that this warrant and the Shares are not registered under the Act on the ground that the issuance of such securities is exempt from registration under the Act, and that the Company’s reliance on such exemption is predicated on Holder’s representations set forth herein.

4.3          Accredited Investor Status. Holder represents to the Company that Holder is an accredited investor (as defined in the Act).

4.4          Restricted Securities. Holder understands that this warrant and the Shares are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such federal securities laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances.

4.5          Market Stand-Off Agreement. Holder hereby agrees it shall not, without the prior written consent of the managing underwriter, sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any shares of common stock (or other securities) of the Company held by Holder (other than those included in the registration) during the 180-day period following the effective date of the Company’s first limn commitment underwritten public offering of its common stock registered under the Act (or such longer period, not to exceed 18 days after the expiration of the 180-day period, as the managing underwriter or the Company shall request in order to facilitate compliance with FINRA Rule 2711); provided, that, all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements. The foregoing provisions of this Section 4.5 shall not apply to (i) the sale of any shares to an underwriter pursuant to an underwriting agreement, or (ii) transfers to affiliates, partners, members, charitable institutions and stockholders of 1-lolder (each of whom shall have furnished to the Company and the managing underwriter their written consent to be bound by the provisions of this warrant).

ARTICLE 5

MISCELLANEOUS

5.1          Term: Exercise Upon Expiration. This warrant is exercisable in whole or in part, at any time and from time to time on or before the Expiration Date set forth above; provided, however, that if the Company completes its initial public offering within the 270-day period immediately prior to the Expiration Date, the Expiration Date shall automatically be extended until the date that is 270 days after the effective date of the Company’s initial public offering. If this warrant has not been exercised prior to the Expiration Date, this warrant shall be deemed to have been automatically exercised on the Expiration Date by “cashless” conversion pursuant to Section 1.2.

5.2          Legends. The Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form (together with any legends required pursuant to the Certificate of Incorporation, Bylaws of the Company, the Shareholders Agreement and the IRA, from time to time):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER. THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH APPLICABLE LAW.

5.3          Compliance with Securities Laws on Transfer. This warrant and the Shares issuable upon exercise of this warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee. The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder or if there is no material question as to the availability of current information as referenced in Rule I44(c), Holder represents that it has complied with Rule 144 (d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(1), and the Company is provided with a copy of Holder’s notice of proposed sale.

5.4          Transfer Procedure. Subject to the provisions of Section 5.3, Holder may transfer all or part of this warrant or the Shares issuable upon exercise of this warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of the warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable). No surrender or reissuance shall be required if the transfer is to an affiliate of Holder.

5.5          Notices. All  notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time. All notices to the Holder shall be addressed as follows:

PacWest Bancorp

Attn: Warrant Administrator

406 Blackwell Street, Suite 240

Durham, NC 27701

5.6          Amendments. This warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7          Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.8          Governing Law. This warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law.

[Signature Page Follows]

In Witness Whereof, the undersigned has executed this Second Amended and Restated Warrant to Purchase Stock as of the date set forth above,

SENDGRID, INC.

By:	/s/ Yancey Spruill

Name:	Yancey Spruill

Title:	CFO/COO

PACWEST BANCORP

By:	/s/ Adam Glick

Name:	Adam Glick

Title:	SVP

[Signature Page to Second Amended and Restated Warrant to Purchase Stack]

APPENDIX I

NOTICE OF EXERCISE

1.             The undersigned hereby elects to purchase              shares of the              stock of SENDGRID, INC, pursuant to the terms of the attached warrant, and tenders herewith payment of the purchase price of such shares in full.

1.             The undersigned hereby elects to convert the attached warrant into shares in the manner specified in the warrant. This conversion is exercised with respect to              of the shares covered by the warrant.

[Strike paragraph that does not apply.]

2.             Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

(Holder’s Name)

(Address)

3.             The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

PACWEST BANCORP or Registered Assignee

(Signature)

(Date)